EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,
DECLARES SECOND QUARTER CASH DIVIDEND
COLUMBUS, Georgia – April 23, 2008 – Aflac Incorporated today reported its first quarter results.
Total revenues were $4.3 billion during the first quarter of 2008, compared with $3.8 billion in the first quarter of 2007. Net earnings were $474 million, or $.98 per diluted share, compared with $416 million, or $.84 per share, a year ago. Net earnings included realized investment losses of $4 million, or $.01 per diluted share, compared with $9 million of realized gains, or $.02 per diluted share a year ago. The impact on net earnings from the change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes, as required by SFAS 133, increased net earnings by $3 million, or $.01 per diluted share in the first quarter of 2008. The impact from SFAS 133 was immaterial in the first quarter of 2007.
We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency. The chart at the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.
Operating earnings in the first quarter of 2008 were $475 million, compared with $407 million in the first quarter of 2007. Operating earnings per diluted share rose 19.5% in the quarter to $.98, compared with $.82 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.05 during the quarter. Excluding the impact from the stronger yen, operating earnings per share increased 13.4%.
During the first quarter, we acquired 12.5 million shares of Aflac stock through a previously announced accelerated share repurchase program. At the end of the first quarter, we had approximately 43 million shares available for repurchase under authorizations by the board of directors.

AFLAC JAPAN
Aflac Japan’s financial results in the first quarter were solid and consistent with our expectations. Total revenues rose 2.7%. Premium income in yen increased 3.6% in the first quarter of 2008, and net investment income rose .2%. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because approximately 37% of Aflac Japan’s first quarter investment income was dollar-denominated. Excluding the impact of the stronger yen, Aflac Japan’s net investment income rose 5.1%. Due to the continued improvement in the benefit ratio, the pretax operating profit margin expanded from 17.6% to 18.0%. As a result, pretax operating earnings in yen were up 4.8%. Adjusting for the impact of the stronger yen on Aflac Japan’s dollar-denominated investment income, pretax earnings rose 10.6%.
The average yen/dollar exchange rate in the first quarter of 2008 was 105.06, compared with an average rate of 119.48 in the first quarter of 2007. Aflac Japan’s growth rates in dollar terms were significantly enhanced as a result of the 13.7% strengthening of the average exchange rate during the quarter.
Total revenues were $3.1 billion, an increase of 16.6%. Premium income in dollars was $2.6 billion in the first quarter, up 17.7% over a year ago. Net investment income rose 13.7% to $496 million. Pretax operating earnings climbed 19.2% in the quarter to $554 million.
Aflac Japan produced better-than-expected sales in the first quarter. Total new sales increased 5.0% to 27.6 billion yen, or $264 million in the first quarter. We had anticipated that first quarter sales growth would be below our annual objective due primarily to an expected slow start in the recently opened bank channel. Bank channel sales were 276 million yen, or just 1% of total new sales in the first quarter. However, as the year progresses, we expect to see further sales gains in the bank channel. By April 1, 2008, 90 banks had agreed to offer our products to their customers. Sales in the quarter benefited from significant improvement in our stand-alone medical insurance sales. Medical sales were up 17.6% and reflected a strong contribution from Gentle EVER, our nonstandard medical product. We were also pleased with the growth of cancer insurance sales, which reflected the success of our new Cancer Forte product.
AFLAC U.S.
Aflac U.S. produced strong financial results in the first quarter. Total revenues were up 8.4% to $1.2 billion. Premium income increased 9.3% to $1.1 billion. In late 2007, we transferred $450 million from Aflac U.S. to Aflac Incorporated, which resulted in reduced invested assets and slower investment income growth for Aflac U.S. in the first quarter. Net investment income rose 1.3% to $123 million. Pretax operating earnings were $191 million, an increase of 12.6% over the first quarter of 2007.
As expected, Aflac U.S. sales were weak in the first quarter. Total new annualized premium sales were $353 million, or .4% above the first quarter of 2007. Our sales results primarily reflected a sharp decline in January due to an administrative change in the processing of conversions. That processing change shifted approximately $8 million of conversion premium from the first quarter of this year to the fourth quarter of 2007. Sales improved in February and March, rising at mid-single-digit rates. The hospital indemnity category continued to perform well, increasing 14.3% for the first three months of the year.
We remain committed and focused on enhancing the distribution side of our business. We were pleased with recruitment in the quarter. We recruited approximately 6,500 new sales associates, an increase of 8.6%, compared with a year ago. The number of average weekly producing sales associates rose .2% in the quarter.
DIVIDEND
The board of directors declared the second quarter cash dividend of $.24 per share. The second quarter dividend is payable on June 2, 2008, to shareholders of record at the close of business on May 21, 2008.

OUTLOOK
Commenting on the company’s first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Although we have completed just one quarter, I believe we are on track for another record year from a financial perspective.
“Aflac Japan posted a very good quarter, producing financial results that were consistent with our targets. We were especially pleased to see a continued recovery in new sales. Our sales increase of 5.0% exceeded our expectations. Furthermore, the addition of banks as a distribution channel should help Aflac Japan achieve its sales objective of a 3% to 7% increase in yen for 2008.
“Our financial results for Aflac U.S. were also good. Our top line was consistent with our outlook and pretax operating earnings were better than expected, although we anticipated our sales would be a bit higher. However, from the start of February through the third week of April, our U.S. sales increased 6.5%. It will clearly be more challenging to achieve our 2008 sales objective of an 8% to 12% increase, but we still believe it is attainable.
“As a result of our solid first quarter, our increased confidence has allowed us to narrow our target from a 13% to 15% increase in operating earnings per diluted share this year, before the effect of foreign currency, to a 14% to 15% increase. A 14% to 15% increase would result in $3.73 to $3.76 in reported operating earnings per diluted share, assuming the same average exchange rate in 2008, compared with 2007. However, so far this year the yen is significantly stronger to the dollar than it was a year ago. If the stronger yen persists throughout the year, it will favorably impact our reported results in dollar terms. Assuming the yen averages 100 to 105 for the year, we would expect to report operating earnings per diluted share of $3.95 to $4.09 in 2008. Using that same exchange rate assumption, we would expect second quarter operating earnings to be $1.00 to $1.02 per diluted share.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s listing of America’s Most Admired Companies for seven years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for ten consecutive years. Aflac has also been recognized three times by both Fortune magazine’s listing of the Top 50 Employers for Minorities and Working Mother magazine’s listing of the 100 Best Companies for Working Mothers. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the first quarter of 2008 can be found on the “Investors” page at aflac.com.
Aflac Incorporated will webcast its first quarter conference call on the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Thursday, April 24.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2008	2007	% Change

Total revenues	$4,267	$3,751	13.8%

Benefits and claims	2,538	2,258	12.4

Total acquisition and operating expenses	1,003	857	17.0

Earnings before income taxes	726	636	14.1

Income taxes	252	220

Net earnings	$474	$416	13.9%

Net earnings per share – basic	$.99	$.85	16.5%

Net earnings per share – diluted	.98	.84	16.7

Shares used to compute earnings per share (000):
Basic	478,138	490,554	(2.5)%
Diluted	484,417	496,658	(2.5)

Dividends paid per share	$.24	$.185	29.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2008	2007	% Change

Assets:

Total investments and cash	$62,788	$53,268	17.9%

Deferred policy acquisition costs	7,354	6,157	19.4

Other assets	2,127	1,767	20.4

Total assets	$72,269	$61,192	18.1%

Liabilities and shareholders’ equity:

Policy liabilities	$57,796	$46,651	23.9%

Notes payable	1,606	1,434	12.0

Other liabilities	4,733	4,618	2.5

Shareholders’ equity	8,134	8,489	(4.2)

Total liabilities and shareholders’ equity	$72,269	$61,192	18.1%

Shares outstanding at end of period (000)	475,091	488,832	(2.8)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2008	2007	% Change

Operating earnings	$475	$407	16.6%

Reconciling items, net of tax:
Realized investment gains (losses)	(4)	9
Impact from SFAS 133	3	–

Net earnings	$474	$416	13.9%

Operating earnings per diluted share	$.98	$.82	19.5%

Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	.02
Impact from SFAS 133.01		–

Net earnings per diluted share	$.98	$.84	16.7%
EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED MARCH 31, 2008	Changes	Changes[2]

Premium income	15.2%	5.4%

Net investment income	10.9	4.3

Total benefits and expenses	13.7	4.1

Operating earnings	16.6	10.5

Operating earnings per diluted share	19.5	13.4
[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2008 OPERATING EARNINGS PER SHARE SCENARIOS

Average	Annual
Exchange	Operating	% Growth	Yen
Rate	EPS	Over 2007	Impact

100	$4.06 – 4.09	24.2 – 25.1%	$.33

105	3.95 – 3.98	20.8 – 21.7	.22

110	3.86 – 3.89	18.0 – 19.0	.13

115	3.78 – 3.81	15.6 – 16.5	.05

117.93*	3.73 – 3.76	14.1 – 15.0	–

120	3.70 – 3.73	13.1 – 14.1	(.03)

125	3.63 – 3.66	11.0 – 11.9	(.10)
*	Actual 2007 weighted-average exchange rate

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments, including changes to health care and health insurance delivery; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to the parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan, including increased uncertainty in the U.S. and international financial markets.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com